Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated December 7, 2022 relating to the balance sheet of Exceed Talent Capital Holdings, LLC as of July 14, 2022 (inception) and the related notes to the financial statement.

/s/ Artesian CPA, LLC

Denver, CO

March 28, 2023